Exhibit 99.2

Dunkin’ Brands Announces Dividend Increase in 2014 First Quarter

CANTON, Mass. (February 6, 2014) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly cash dividend of $0.23 per share of common stock, an increase of four cents, or 21 percent, from the prior quarter. The dividend is payable on March 19, 2014, to shareholders of record at the close of business on March 10, 2014.
“We believe that our demonstrated ability to increase our dividend reflects the confidence we have in our business, the sustainability of our cash flow and our commitment to enhance shareholder value,” said Paul Carbone, Chief Financial Officer, Dunkin’ Brands.

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About Dunkin' Brands Group, Inc.

With more than 18,000 point of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2013,  Dunkin' Brands nearly 100 percent franchised business model included nearly 11,000 Dunkin' Donuts restaurants and 7,300 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the company had franchisee-reported sales of approximately $9.3 billion.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200